Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Stellar Biotechnologies, Inc. of our report dated December 14, 2015, relating to the consolidated financial statements of Stellar Biotechnologies, Inc., which appears in the Annual Report on Form 10-K of Stellar Biotechnologies, Inc. for the year ended September 30, 2015, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

September 16, 2016